UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2021

HPX CORP.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-39382	98-1550444
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1000 N. West Street, Suite 1200 Wilmington, DE	19801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 295-4929

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one Class A Ordinary Share, $0.0001 par value, and one-half of one redeemable warrant	HPX.U	The New York Stock Exchange
Class A Ordinary Shares, $0.0001 par value	HPX	The New York Stock Exchange
Warrants included as part of the units, each whole warrant exercisable for one Class A Ordinary Share at an exercise price of $11.50	HPX.WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2021, Marco Racy Kheirallah informed HPX Corp. (the "Company") of his decision to resign from the board of directors of the Company and as a member of the audit committee, as a member of the nominating and corporate governance committee and as chairman of the nominating and corporate governance committee, effective as of July 16, 2021. Mr. Kheirallah’s resignation was voluntary and to pursue other professional endeavors and not the result of any disagreement with the operations, policies or practices of the Company.

On July 16, 2021, the board of directors of the Company appointed Mr. Wolney Edirley Gonçalves Betiol and Mr. Rafael Salvador Grisolia as new directors of the Company effective immediately. Mr. Grisolia has been appointed to serve on the audit committee and the nominating and corporate governance committee and Mr. Betiol has been appointed to serve on the compensation committee and the nominating and corporate governance committee of the Company, with such appointments effective upon becoming a director of the Company.

Mr. Betiol is an entrepreneur, an investor, and a business leader with more than 30 years in technology industry. In 1990, he co-founded Bematech, which became one of the largest Brazilian companies focused on retail automation solutions, took the company public in 2007 and led the process of merging the company with Totvs, one of the largest IT companies in Latin America in 2015. Also in 2015, Mr. Betiol founded Synapse Venture Capital, a global investment firm focused on investing in innovative companies and venture capital funds, strengthening the ties between Silicon Valley and Brazil.

Mr. Grisolia is a senior executive with over 20 years of experience in high leadership positions or as an executive officer in large Brazilian companies. He was most recently the Chief Executive Officer of BR Distribuidora S.A., from 2019 to January 2021, and prior to that served as CFO and IRO of Petroleo Brasileiro S.A. since 2018. He was CFO and IRO of Petrobras Distribuidora S.A.from 2017 to 2018 and CFO and IRO of InBrands S.A. from 2013 to 2017. Prior to this, he was an executive officer of many large Brazilian companies, including Cosan, Cremer Group, Trigo Group and Esso (ExxonMobil). Mr. Grisolia has extensive experience in successfully coordinating privatization processes, turnarounds, M&A’s and IPO’s for large and well-known Brazilian companies. He is certified by IBGC (Brazilian Institute of Corporate Governance), having participated in the Board of Directors of PDG Realty, a Brazilian real estate developer and IBP, the Brazilian Institute of Oil & Gas.

The board of directors of the Company has affirmatively determined that Mr. Betiol and Mr. Grisolia meet the applicable standards for an independent director under both the rules of the New York Stock Exchange and Rule 10A-3 under the Securities Exchange Act of 1934.

Mr. Kheirallah and Mr. Betiol will enter into a Securities Assignment Agreement, whereby Mr. Kheirallah will transfer and assign 20,000 Class B ordinary shares of the Company to Mr. Betiol. Mr. Grisolia will enter into a Director Restricted Stock Unit Award Agreement with the Company providing for the grant of 20,000 restricted stock units ("RSUs") to Mr. Grisolia, which RSUs will vest upon the consummation of the Company's initial Business Combination and represent 20,000 Class A ordinary shares of the Company. Other than as described above, Mr. Betiol and Mr.Grisolia will not be compensated by the Company for their services as directors and they have not entered into an employment agreement with the Company.

Additionally, in connection with this appointment, each of Mr. Betiol and Mr. Grisolia are expected to enter into an Indemnity Agreement and a Letter Agreement with the Company on the same terms as the Indemnity Agreements and Letter Agreements entered into by the directors and officers of the Company at the time of the Company’s initial public offering.

Other than the foregoing, each of Mr. Betiol and Mr. Grisolia is not party to any arrangement or understanding with any person pursuant to which he was appointed as a director, nor is either party to any transactions required to be disclosed under Item 404(a) of Regulation S-K involving the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 19, 2021

HPX CORP.

By:	/s/ Carlos Piani
Name:	Carlos Piani
Title:	Chief Executive Officer and Chief Financial Officer

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